EXHIBIT  99
FSF Financial Corp.      Contact:  Donald A. Glas, Chief Executive Officer
Hutchinson, Minnesota              (320) 234-4500
                                   George B. Loban, President
                                   (320) 234-4500
                                   Richard H. Burgart, Chief Financial Officer
                                   (320) 234-4500

                                   For Immediate Release
                                   September 22, 1999

                         FSF FINANCIAL CORP. ANNOUNCES
                              Stock Repurchase Plan

        Hutchinson, Minnesota - September 22, 1999 -- (NASDAQ:FFHH) FSF Financial Corp., whose direct subsidiaries include First Federal fsb, Insurance Planners of Hutchinson, Inc., Hutchinson, Minnesota and Homeowners Mortgage Corporation, Vadnais Heights, MN, announced a common stock repurchase plan.

         Donald A. Glas, Chief Executive Officer of FSF Financial Corp., announced today that the Corporation's Board of Directors has authorized the repurchase of up 260,000 shares, approximately 10% of the outstanding shares, of the Corporation's Common Stock. The shares will be purchased in open market or privately negotiated transactions from time to time during the next twelve months, subject to the discretion of management pursuant to the terms of the stock repurchase plan.

        First Federal fsb is a federally-chartered stock savings bank headquartered in Hutchinson, Minnesota. The Bank has eleven offices located in Hutchinson (2), Hastings, Apple Valley, Buffalo, Glencoe, Inver Grove Heights, Litchfield, Waconia, Waite Park and Winthrop, Minnesota. The Bank's deposits are federally-insured by the Federal Deposit Insurance Corporation. The Bank is a community-oriented, full service retail bank offering a variety of deposit and loan products. Insurance Planners of Hutchinson, Inc. is a property and casualty insurance agency located in Hutchinson, Minnesota. Homeowners Mortgage Corp. originates residential mortgage loans from offices in Vadnais Heights and
Hastings, Minnesota. The Corporation's common stock is traded in the over-the-counter market on the NASDAQ National Market under the symbol "FFHH".